Exhibit 10(e)(i)
                SECOND AMENDMENT TO EMPLOYMENT AGREEMENT



THIS SECOND AMENDMENT to the Employment Agreement by and between SCHERING-PLOUGH CORPORATION, a New Jersey corpora-tion (the "Company"), and ROBERT P. LUCIANO (the "Employee") dated as of September 26, 1989, as amended as of June 28, 1994 (as so amended, the "Employment Agreement"), made and entered into as of this 1st day of March, 1995;

WHEREAS, the Company and the Employee wish to amend the Employment Agreement as set forth below;

NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

1.Subparagraph (k)(i) of Section 3 of the Employment
Agreement is hereby amended by inserting at the end thereof the following additional material:

Notwithstanding the foregoing, the Employee shall be entitled to elect that the SRP shall be paid in accordance with any optional form of benefit available under the Company's qualified retirement plan or as provided below.

The Employee may elect (the "Employee's Lump Sum Election") to receive payment of the actuarial equivalent of the aggregate of his Normal Supplement or Early Retirement Supplement, as the case may be (the "Employee's Benefit") and the benefit payable to his wife after his death pursuant to the preceding paragraph (the "Survivor's Benefit") in a lump sum in cash or in up to five equal annual cash installments on or commencing on the date of his retirement or the first day of any month thereafter not later than the second anniversary of the date of his retirement. If the Employee dies after retirement with an Employee's Lump Sum Election in effect but prior to the payment of the full amount of the lump sum or annual installments due thereunder, payment of the unpaid amount thereof shall be made to his surviving spouse, designated beneficiary or estate in accordance with his election. Payment made in accordance with this paragraph to the Employee, his surviving spouse, designated beneficiary or estate shall constitute full and complete satisfaction of the Company's obligation in respect of the Employee's Benefit and the Survivor's Benefit.

If the Employee does not make the Employee's Lump Sum Election, the Employee's surviving spouse may elect (the "Survivor's Lump Sum Election") to receive the actuarial equivalent of the Survivor's Benefit, if any, in a lump sum in cash or in up to five equal annual cash installments. A lump sum or installments so elected by a surviving spouse shall be paid on or commencing on the first day of the month next following the month of the Employee's death, or the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of his death.

The Employee's Lump Sum Election and the Survivor's Lump Sum Election shall be made, and may be rescinded, in the same manner and at the same times as are prescribed for the anal-ogous elections under the Company's Supplemental Executive Retirement Plan or any successor or replacement plan (the "Basic SERP") or, at any time when there is no Basic SERP in effect, in accordance with procedures specified by the Executive Compensation and Organization Committee of the Board of Directors of the Company (the "Committee"). The amount of any lump sum or installment payments of the Employee's Benefit or Survivor's Benefit shall be computed in the same manner as is prescribed for the analogous computations under the Basic SERP or, at any time when there is no Basic SERP in effect or there are no analogous computations provided under the Basic SERP, as specified by the Committee.

Notwithstanding any timely Employee's Lump Sum Election or
Survivor's Lump Sum Election, neither the Employee nor the
Employee's surviving spouse shall have the right to receive the SRP in a lump sum or installments, if the Employee's employment is terminated for Cause (as defined below). In the event the Employee dies before retirement, the Company shall have no obligation in respect of the Employee's
Benefit, and shall be obligated to pay the Survivor's
Benefit to his spouse, if, but only if, the Employee's spouse shall survive him.

The Committee may, in its sole discretion, defer the payment of any lump sum or annual installment of the Employee's Benefit to the Employee, if the Employee is, at the time such amount would otherwise be paid, a "covered employee" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, if such payment would be subject to such Section's limitation on deductibility; provided, however, that such payment shall not be deferred to a date later than the earliest date in the year in which such payment would not be subject to such limitation; and further provided that the Company shall, at the time of payment of any amount so deferred, pay interest thereon from the due date thereof at a rate equal to the actual yield on three-month U.S. Treasury bills as reported in the Wall Street Journal on the first business day of each calendar quarter, compounded quarterly.

2. Section and other headings contained in the Employment
Agreement, as hereby amended, are for reference purposes only and are not intended to interpret, define or limit any provision of such Agreement.

3. This Second Amendment and the Employment Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to the subject matter hereof. The Employment Agreement, as amended by this Second Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

 IN WITNESS WHEREOF, the Employee and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

                            Robert P. Luciano
                           _____________________________
                            Robert P. Luciano


                            SCHERING-PLOUGH CORPORATION

                            Richard J. Kogan
                           ______________________________
                            Richard J. Kogan
                            President and Chief Operating
                            Officer

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